UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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nCino, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2021 ANNUAL MEETING OF STOCKHOLDERS July 15, 2021 WILMINGTON SALT LAKE CITY TORONTO LONDON MELBOURNE SYDNEY TOKYO

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 15, 2021

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2021 annual meeting of stockholders (the “Annual Meeting”) of nCino, Inc., a Delaware corporation (the “Company”), will be held via live audio webcast on July 15, 2021, at 10:00 a.m. Eastern Time, at www.virtualshareholdermeeting.com/NCNO2021, to consider the following matters, as more fully described in the proxy statement accompanying this notice:

1.	the election of three Class I directors named in the proxy statement;

2.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022; and

3.	the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Stockholders of record at the close of business on May 26, 2021 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting via the live webcast, please authorize proxies to cast your votes today by following the easy instructions in the Notice of Internet Availability of Proxy Materials or, if you requested a printed set of proxy materials, on the proxy card enclosed with the proxy materials.

YOUR VOTE IS IMPORTANT

You may cast your vote over the Internet, by telephone or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Annual Meeting, regardless of whether you plan to attend in person.

You can find detailed information regarding voting in the section entitled “General Information” on pages 1 through 7 of the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 15, 2021

The notice of the Annual Meeting, proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021, are available at www.proxyvote.com.

By order of the board of directors

Sincerely,

Pierre Naudé President and Chief Executive Officer

Wilmington, North Carolina—May 28, 2021

nCino, Inc.

6770 Parker Farm Drive

Wilmington, North Carolina 28405

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 15, 2021

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders of nCino, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by our board of directors for use at our 2021 annual meeting of stockholders to be held on July 15, 2021 (the “Annual Meeting”), and at any adjournment or postponement thereof. The Annual Meeting will be held via live webcast accessible at www.virtualshareholdermeeting.com/NCNO2021 at 10:00 a.m. Eastern Time.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 available to our stockholders electronically via the Internet at www.proxyvote.com. On or about May 28, 2021, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”), containing instructions on how to access this proxy statement and vote online or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Because we are an emerging growth company, we are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which votes must be conducted.

THE INFORMATION PROVIDED IN THE “QUESTIONS AND ANSWERS” FORMAT BELOW IS FOR YOUR CONVENIENCE AND INCLUDES ONLY A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD READ THIS ENTIRE PROXY STATEMENT CAREFULLY.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are distributing our proxy materials because our board of directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

Stockholders will vote on two proposals at the Annual Meeting:

●	the election of three Class I directors named in this proxy statement; and

●	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022.

We will also consider other business, if any, that properly comes before the Annual Meeting.

What happens if other business not discussed in this proxy statement comes before the meeting?

The Company does not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Delaware law, the Company representatives will use their discretion in casting all of the votes that they are entitled to cast.

How does the board of directors recommend that stockholders vote on the proposals?

Our board of directors recommends that stockholders vote “FOR” the election of the Class I directors and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022.

Who is entitled to vote?

The record date for the Annual Meeting is the close of business on May 26, 2021. As of the record date, 95,430,387 shares of common stock, par value $0.0005 per share, were outstanding. Only holders of record of our common stock as of the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the record date.

How Will the Virtual Annual Meeting be Conducted and How Can I Attend?

In light of public health concerns regarding the coronavirus pandemic (“COVID-19”), and in order to provide expanded access, improved communication and cost savings for our stockholders and our Company, this year’s Annual Meeting will be a completely “virtual” meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NCNO2021. Such questions must be confined to matters properly before the Annual Meeting and of general Company concern. You will also be able to vote your shares electronically at the Annual Meeting. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. The Company will post the rules of conduct for the Annual Meeting to its investor relations website prior to the meeting. A recording of the Annual Meeting will be available at www.virtualshareholdermeeting.com/NCNO2021 following the Annual Meeting for one year.

Stockholders will have the opportunity to submit questions through the virtual meeting website during the Annual Meeting. To submit questions, you must be properly logged into the meeting website with your 16-digit control number included in your proxy materials. We will endeavor to answer as many questions submitted by stockholders as time permits at the Annual Meeting. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

The meeting will begin promptly at 10:00 a.m., Eastern time. We encourage you to access the meeting prior to the start time. Online access will open at 9:45 a.m., Eastern time, and you should allow ample time to log in to the meeting webcast and test your computer audio system. We recommend that you carefully review the procedures needed to gain admission in advance.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual stockholder meeting login page www.virtualshareholdermeeting.com/NCNO2021.

How can I vote my shares without attending the Annual Meeting?

If you are a holder of record of shares of common stock of the Company, you may direct your vote without attending the Annual Meeting by following the instructions on the Internet Notice or proxy card to vote by Internet or by telephone, or by signing, dating and mailing a proxy card.

If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the Annual Meeting by signing, dating and mailing your voting instruction card. Internet or telephonic voting may also be available. Please see your voting instruction card provided by your broker, bank or other nominee for further details.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

●	delivering a written notice of revocation of your proxy to the attention of the Corporate Secretary at the following address: 6770 Parker Farm Drive, Wilmington, North Carolina 28405;

●	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or

●	attending the virtual Annual Meeting and voting during the meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee.

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022 (Proposal Two). The election of the Class I directors (Proposal One) is a non-routine matter.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on Proposal Two, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposal One, or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.

What vote is required to approve each matter to be considered at the Annual Meeting?

Proposal One: Election of the Class I Directors Named in this Proxy Statement.

Our Amended and Restated Bylaws provide for a plurality voting standard for the election of directors. This means that the director nominee with the most votes for a particular seat is elected for that seat. An abstention or a broker non-vote on Proposal One will not have any effect on the election of the director.

Proposal Two: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending January 31, 2022.

The affirmative vote of the majority of our shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal Two. An abstention on Proposal Two will have the same effect as a vote “AGAINST” Proposal Two. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Two.

What is the deadline for submitting a proxy?

To ensure that proxies are received in time to be counted prior to the Annual Meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the Annual Meeting.

What does it mean if I receive more than one Internet Notice or proxy card?

If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every Internet Notice or proxy card that you receive.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted:

●	“FOR” the election of the Class I nominees for director named in this proxy statement; and

●	“FOR” the ratification of the appointment of ERNST & YOUNG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022.

If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:

●	will be counted as present for purposes of establishing a quorum;

●

will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of ERNST & YOUNG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022 (Proposal Two); and

●

will not be counted in connection with the election of the Class I directors named in this proxy statement (Proposal One), or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on voting results.

Our board of directors knows of no matter to be presented at the Annual Meeting other than Proposals One and Two. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

Who is making this solicitation and who will pay the expenses?

This proxy solicitation is being made on behalf of our board of directors. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.

Will a stockholder list be available for inspection?

A list of stockholders entitled to vote at the Annual Meeting will be available at the virtual Annual Meeting at www.virtualshareholdermeeting.com/NCNO2021 and, for 10 days prior to the Annual Meeting, at nCino, Inc., 6770 Parker Farm Drive, Wilmington, North Carolina 28405, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or writing to 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department and an additional copy of proxy materials will be promptly delivered to you. Similarly, if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future, you may also contact Broadridge Financial Solutions, Inc. at the above telephone number or address. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

When are stockholder proposals due for next year’s annual meeting of the stockholders?

Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, and the rules established by the SEC.

Under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), if you want us to include a proposal in the proxy materials for our 2022 annual meeting of stockholders, we must receive the proposal at our executive offices at 6770 Parker Farm Drive, Wilmington, North Carolina 28405, no later than January 28, 2022.

Pursuant to our Amended and Restated Bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than October 13, 2022 and not later than November 12, 2022 and must otherwise comply with the requirements set forth in our Amended and Restated Bylaws. Any proposal or nomination should be addressed to the attention of our Corporate Secretary, and we suggest that it be sent by certified mail, return receipt requested.

Whom can I contact for further information?

If you would like additional copies, without charge, of this proxy statement or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact our Chief Corporate Development & Legal Officer and Secretary at 6770 Parker Farm Drive, Wilmington, North Carolina 28405 or by telephone at (888) 676-2466.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE

ELECTION OF CLASS I DIRECTORS NAMED IN THIS

PROXY STATEMENT

General

Our board of directors currently consists of eight directors, which are divided into three classes with staggered, three-year terms.

At the Annual Meeting, our stockholders will elect three Class I directors for a three-year term to expire at the annual meeting of stockholders to be held in 2024. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our board of directors nominated Pierre Naudé, William Ruh and Pam Kilday for election to our board of directors as Class I directors at the Annual Meeting. Messrs. Naudé and Ruh and Ms. Kilday each currently serve on our board of directors and each have consented to be named in this proxy statement and have agreed to serve, if elected, until the 2024 annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

There are no family relationships between or among any of our executive officers, nominees, or continuing directors.

Directors

The following table sets forth information with respect to our director nominees for election at the Annual Meeting and continuing directors as of the record date:

Name	Age	Director Since	Board Committees
Class I Directors - Nominees for Election at the Annual Meeting
Pierre Naudé	62	December 2011	None
William Ruh	60	May 2013	Audit Committee
Pam Kilday	63	December 2019	Audit Committee, Compensation Committee
Class II Directors - Term Expiring at the 2022 Annual Meeting
Jeffrey Lunsford	55	December 2011	Compensation Committee (Chair)
Spencer Lake	61	April 2017	Corporate Governance Committee (Chair), Compensation Committee
Class III Directors - Term Expiring at the 2023 Annual Meeting
Jeffrey Horing	57	February 2015	None
Steven Collins	56	December 2019	Audit Committee (Chair), Corporate Governance Committee
Jon Doyle	56	December 2019	Corporate Governance Committee

Additional biographical descriptions of the nominees and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our board of directors at this time.

Board Nominees—Class I Directors

Pierre Naudé played a key role in the founding of nCino and has served as our Chief Executive Officer, and as a member of our board of directors since nCino began operations. From October 2005 to its acquisition in February 2012, Mr. Naudé served as the Divisional President of S1 Corporation. Mr. Naudé served as Vice President and Managing Partner of Unisys, a global information technology company, from January 2004 to October 2005 and as Managing Partner from January 2000 to December 2003. Mr. Naudé holds a B.S. in Finance and Management from Upper Iowa University.

As our President and Chief Executive Officer and one of the founders of the Company, we believe Mr. Naudé is qualified to serve on our board of directors due to his experience in all aspects of our business and his ability to provide an insider’s perspective in board discussions about the business and strategic direction of the Company. We believe that his experience gives him unique insights into our opportunities, challenges and operations.

William Ruh has served on our board of directors since May 2013. Mr. Ruh is currently President at Cairn Capital Management, a credit asset management firm, a position he has held since October 2016. Mr. Ruh also currently serves as President of Ruh Advisory, a financial services consulting firm, a position he has held since January 2005. Mr. Ruh previously served as Managing Principal of CCM Capital Opportunities Fund, a financial technology company focused on private equity, from November 2013 to December 2015. Prior to that, Mr. Ruh served as Managing Principal of Castle Creek Capital from January 1994 to November 2013, a private equity firm, which he co-founded. Mr. Ruh also serves on the boards of a number of private companies and as the Chairman of the Board of the U.S. Sailing Foundation and as a board member of the U.S. Sailing Association. Mr. Ruh holds a B.S. in Marine Transportation from the State University of New York Maritime College and an MBA from the Duke University Fuqua School of Business.

We believe Mr. Ruh is qualified to serve on our board of directors based on his expertise in the financial services and technology industries.

Pam Kilday has served on our board of directors since December 2019. Ms. Kilday previously served as Head of Operations of Truist Financial (formerly known as SunTrust Bank), from May 2015 to April 2018. Prior to that, Ms. Kilday served as Wholesale Operations Executive of SunTrust from March 2013 to May 2015 and as Wholesale Relationship Executive of SunTrust from January 2012 to March 2013. Ms. Kilday holds a B.S. in Education from Tennessee Technological University and an M.S. from University of Illinois at Chicago.

We believe Ms. Kilday is qualified to serve on our board of directors based on her experience in the financial services industry.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE THREE CLASS I BOARD NOMINEES NAMED ABOVE.

Continuing Directors—Class II Directors

Jeffrey Lunsford has served on our board of directors since inception in 2011. Mr. Lunsford has served as Chief Executive Officer and President of Tealium, an enterprise software company that offers a trusted customer data platform, since January 2013; and as Chairman of DefenseStorm, which offers cyber safety and soundness solutions to the financial services vertical, since May 2014. Mr. Lunsford holds a B.S. in Information and Computer Sciences from Georgia Institute of Technology.

We believe Mr. Lunsford is qualified to serve on our board of directors based on his experience in the technology industry.

Spencer Lake has served on our board of directors since April 2017. Mr. Lake has been a founding partner of Elements Ventures, a UK based financial technology venture capital firm, since May 2017. Mr. Lake also currently serves as a Senior Advisor to the International Capital Market Association, a financial services membership organization, a position he has held since May 2017. Mr. Lake is currently a Director at Nivaura, a digital capital markets platform, a position he has held since September 2018. Mr. Lake serves on the board of the National Debt Management Center in Saudi Arabia, a position he has held since August 2020. Mr. Lake also serves on the board of a number of other private companies, including as Vice Chairman of Fenergo, a financial technology company, since July 2016 and Duco, a data quality platform company, since September 2018. Mr. Lake previously held various positions at HSBC, a banking and financial services company, serving as Vice Chairman, Global Banking and Markets and Group General Manager from March 2016 to September 2016, Global Head, Capital Financing from August 2013 to March 2016, Global Co-head, Global Markets from January 2011 to August 2013 and Global Head, Debt Capital Markets and Acquisition Finance from October 2006 to January 2011. Mr. Lake holds a B.B.A. in Finance and Marketing from Suffolk University, as well as an MBA in International Finance from NYU Stern School of Business.

We believe Mr. Lake is qualified to serve on our board of directors based on his expertise in the financial services and technology industries.

Continuing Directors—Class III Directors

Jeffrey Horing has served on our board of directors since February 2015. Mr. Horing is a Managing Director of Insight Partners, a private equity and venture capital firm, which he co-founded in 1995. Prior to founding Insight Partners, Mr. Horing held various positions at Warburg Pincus and Goldman Sachs. Mr. Horing serves on the board of Alteryx, Inc., a position he has held since September 2014, as well as the board of JFrog Ltd., a position he has held since September 2018. Mr. Horing also serves on the boards of a number of private companies. Mr. Horing is also a member of the University of Pennsylvania’s School of Engineering board of overseers. Mr. Horing holds a B.S. and B.A. from University of Pennsylvania’s Moore School of Engineering and the Wharton School, respectively. He also holds an MBA from the M.I.T. Sloan School of Management. Since 2015, Mr. Horing has served on our board as the designee of Insight Partners pursuant to the Investor Rights Agreement we entered into in connection with Insight Partners’ initial investment in us. Insight Partners’ right to name a director to our board will terminate upon completion of this offering.

We believe Mr. Horing is qualified to serve on our board of directors because of his corporate finance and business expertise gained from his experience in the venture capital industry, including his time spent serving on boards of directors of various technology companies.

Steven Collins has served on our board of directors since December 2019. Mr. Collins serves on the board of Sprout Social, a social media management software solutions company, a position he has held since July 2019. Mr. Collins also serves on the board of a number of private companies. From July 2011 to February 2014, Mr. Collins served as Executive Vice President and Chief Financial Officer of ExactTarget, a provider of digital marketing automation and analytics software and services, which was acquired by Salesforce in 2013. Mr. Collins served as Vice President Finance, Senior Vice President Finance and Accounting, and Senior Vice President and Chief Financial Officer of Navteq, a

geographic information systems provider, which was acquired by Nokia in 2008, from July 2003 to June 2011. Mr. Collins holds a B.S. in Industrial Engineering from Iowa State University and an MBA from the University of Pennsylvania Wharton School of Business.

We believe Mr. Collins is qualified to serve on our board of directors based on his financial expertise and his experience in the technology industry, including his time spent serving on board of directors of various technology companies.

Jon Doyle has served on our board of directors since December 2019. Mr. Doyle is currently a member of the board of directors of, and is Vice Chairman, Senior Managing Principal and Head of the Financial Services Group at, Piper Sandler following the merger of Piper Jaffray with Sandler O’Neill + Partners in January 2020. From January 2002 to January 2020, Mr. Doyle served as the Senior Managing Principal of Sandler O’Neill + Partners. Previously, Mr. Doyle held various positions in hardware sales and commercial banking. Mr. Doyle holds a B.S. in Finance from the College of William & Mary.

We believe Mr. Doyle is qualified to serve on our board of directors based on his corporate finance expertise and experience in the financial services industry.

CORPORATE GOVERNANCE

Classified Board of Directors

Our board of directors consists of eight members and is divided into three classes of directors that serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Director Independence

Under the rules of The Nasdaq Global Select Market (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors within a specific period after the completion of its initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that, with the exception of our Chief Executive Officer, Pierre Naudé, each member of our board of directors is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure

Our corporate governance guidelines provide that the roles of chairperson of the board and chief executive officer may be separated or combined. In the event that the roles are combined, our corporate governance guidelines provide for the naming of a Lead Independent Director. Our board of directors has appointed Jeffrey Lunsford to serve as chairperson of the board, which we believe provides strong independent leadership on our board of directors while allowing our chief executive officer to focus more on his executive role.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below and copies of the charters are available on our website at https://investor.ncino.com under the “Governance” tab. The information in or accessible through our website is not incorporated into, and is not considered part of, this proxy statement. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

The following table provides membership and meeting information for the fiscal year ended January 31, 2021 for each of these committees of our board of directors:

Name	Audit		Compensation		Nominating and Corporate Governance

Pierre Naudé	—		—		—

Steven Collins	X	*	—		X

Jon Doyle	—		—		X

Jeffrey Horing	—		—		—

Pam Kilday	X		X		—

Spencer Lake	—		X		X	*

Jeffrey Lunsford	—		X	*	—

William Ruh	X		—		—

Total meetings held in last fiscal year	4		3		2

*	Committee Chair

Audit Committee

Our audit committee consists of Steven Collins, Pam Kilday and William Ruh, with Steven Collins serving as the chairperson. Our board of directors has determined that each member of our audit committee is independent within the meaning of Rule 10A-3 under the Exchange Act. Our board of directors has also determined that Steven Collins is an “audit committee financial expert” as defined by the applicable SEC rules.

Specific responsibilities of our audit committee include:

●	overseeing our corporate accounting and financial reporting processes and our internal controls over financial reporting;

●	evaluating the independent public accounting firm’s qualifications, independence and performance;

●	engaging and providing for the compensation of the independent public accounting firm;

●	pre-approving audit and permitted non-audit and tax services to be provided to us by the independent public accounting firm;

●	reviewing our financial statements;

●	reviewing our critical accounting policies and estimates and internal controls over financial reporting;

●

establishing procedures for complaints received by us regarding accounting, internal accounting controls or auditing matters, including for the confidential anonymous submission of concerns by our employees, and periodically reviewing such procedures, as well as any significant complaints received, with management;

●	discussing with management and the independent registered public accounting firm the results of the annual audit and the reviews of our quarterly financial statements;

●	review and approve any transaction between us and any related person (as defined by the Securities Act) in accordance with the Company’s related party transaction approval policy; and

●	such other matters that are specifically designated to the audit committee by our board of directors from time to time.

Our audit committee operates under a written charter that satisfies the applicable Nasdaq listing standards.

Compensation Committee

Our compensation committee consists of Pam Kilday, Spencer Lake and Jeffrey Lunsford, with Jeffrey Lunsford serving as chairperson. Our board of directors has determined that each member of our compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Specific responsibilities of our compensation committee include:

●

reviewing and recommending policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other senior officers;

●	evaluating the performance of the Chief Executive Officer and other senior officers in light of those goals and objectives;

●	setting compensation of the Chief Executive Officer and other senior officers based on such evaluations;

●	administering the issuance of options and other awards under our equity-based incentive plans;

●

reviewing and approving, for the Chief Executive Officer and other senior officers, employment agreements, severance agreements, consulting agreements and change in control or termination agreements; and

●	such other matters that are specifically designated to the compensation committee by our board of directors from time to time.

Our compensation committee operates under a written charter that satisfies the applicable Nasdaq listing standards.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Jon Doyle, Steven Collins and Spencer Lake, with Spencer Lake serving as chairperson. Our board of directors has determined that each member of our nominating and corporate governance committee is independent under the applicable Nasdaq listing standards.

Specific responsibilities of our nominating and corporate governance committee include:

●	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

●	considering and making recommendations to our board of directors regarding changes to the size and composition of our board of directors;

●	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

●	instituting plans or programs for the continuing education of our board of directors and orientation of new directors;

●	establishing procedures to exercise oversight of, and oversee the performance evaluation process of, our board of directors and management;

●	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and

●	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable Nasdaq listing standards.

Code of Ethics and Business Conduct

We have adopted a code of conduct applicable to our principal executive, financial and accounting officers and all persons performing similar functions.

A copy of our code of conduct is available on our principal corporate website at www.ncino.com. Information contained on our website or connected thereto does not constitute a part of, and is not incorporated by reference into, this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of us or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines which provide the framework for our corporate governance along with our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, committee charters and other key governance practices and policies. Our corporate governance guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria, and board committee composition.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities and is responsible for ensuring that an appropriate culture of risk management exists within the Company, monitoring and assessing strategic risk exposure, and focusing on how we address specific risks, such as cybersecurity and technology risks, brand and reputation risks, strategic and competitive risks, operational risks, financial risks, and legal and compliance risks. Our executive officers are responsible for the day-to-day management of the material risks we face. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board or directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our board of directors has also received regular updates from the management team on the ongoing COVID-19 pandemic and is involved in strategic decisions related to the impact of COVID-19 on our business. The Company’s audit committee is responsible for overseeing the management of risks associated with our financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s external auditor, and the performance of our internal auditing department and external auditor. Our Compensation Committee reviews our employee compensation practices and policies as they relate to risk management and risk-taking incentives to determine if such compensation policies and practices are reasonably likely to have a material, adverse effect on the Company. Our nominating and corporate governance committee oversees the management of risks associated with corporate governance, director independence, composition and organization of our Board, and succession planning.

Cybersecurity

As part of its independent oversight of the risks facing the Company, the board of directors devotes time and attention to cybersecurity and information security risk, and cyber incident preparedness and response. Typically, the board of directors as a whole meets with the key employees responsible for risk management, including cybersecurity, at least annually. Additionally, the Company maintains a Risk and Information Security Council led by members of our IT team that presents on a regular basis to the management team.

Evaluations of the Board of Directors

The board of directors evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by our nominating and corporate governance committee. The board of directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the board of directors or any committee thereof or of the directors.

Meetings of the Board of Directors

Our board of directors held 6 meetings during the year ended January 31, 2021. During the last fiscal year, each person currently serving as a director attended at least 75% of the aggregate of the total number of meetings of the board of directors and each committee of which he was a member. Each director is also encouraged and expected to attend the Company’s Annual Meeting.

Prohibition on Hedging and Pledging of Company Securities

The Company has a policy that prohibits officers, directors and employees (including immediate family members living in the same household) from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors and employees of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Stockholder Communications

Any stockholder or other interested party who wishes to communicate with our board of directors or any individual director may send written communications to our board of directors or such director c/o Chief Corporate Development & Legal Officer and Secretary, nCino, Inc., 6770 Parker Farm Drive, Wilmington, NC 28405, or via email to corporatesecretary@ncino.com. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Chief Corporate Development & Legal Officer and Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our board of directors, based on the subject matter.

Executive Officers

The following table sets forth information with respect to our executive officers as of May 28, 2021:

Name	Age	Position(s)

Pierre Naudé	62	President, Chief Executive Officer and Director

Sean Desmond	48	Chief Customer Success Officer

Josh Glover	42	Chief Revenue Officer

Greg Orenstein	51	Chief Corporate Development & Legal Officer & Secretary

Trisha Price	45	Chief Product Officer

David Rudow	52	Chief Financial Officer & Treasurer

Additional biographical descriptions of the executive officers are set forth in the text below. A description of the business experience of Pierre Naudé is provided above under the heading “Proposal One—Election of Class I Directors—Information Regarding Nominee and Continuing Directors”.

Sean Desmond has served as our Chief Customer Success Officer since July 2013. Prior to joining nCino, Mr. Desmond held various leadership positions from February 1999 to June 2013 at Informatica, an enterprise cloud data management provider, most recently serving as Vice President, Global Delivery from January 2012 to June 2013. Prior to Informatica, Mr. Desmond served as a Business Analyst at Platinum Technologies (acquired by Computer Associates), a database management software company, from August 1996 to January 1999. Mr. Desmond holds a B.B.A. in Business Administration from James Madison University.

Josh Glover has served as our Chief Revenue Officer since February 2019 and previously served as Executive Vice President, Americas from February 2017 to February 2019, Senior Vice President, Community and Regional Financial Institutions from December 2014 to January 2017 and a member of nCino’s professional services organization from November 2012 to December 2014. Prior to joining nCino, Mr. Glover served as a Relationship Manager at Live Oak Bank, a banking and financial services institution, from January 2012 to November 2012. Mr. Glover is a decorated combat veteran who led Marines throughout four combat deployments during a decade of service as a Marine Corps Special Operations and Infantry Officer. Mr. Glover is a graduate of the U.S. Naval Academy and holds an MBA from Duke University’s Fuqua School of Business.

Greg Orenstein has served as our Chief Corporate Development & Legal Officer and Secretary since December 2019 and previously served as our Executive Vice President Corporate Development, Chief Legal Officer & Secretary from October 2015 to November 2019. Prior to joining nCino, Mr. Orenstein was Of Counsel at the global law firm of DLA Piper from May 2014 to September 2015, and provided consulting services to various organizations, including nCino, from March 2012 to April 2014. From March 2000 until it was acquired in February 2012, Mr. Orenstein held various positions at S1 Corporation, a publicly traded provider of financial services software, most recently serving as Senior Vice President, Corporate Development, Chief Legal Officer and Secretary from April 2007 until February 2012. Mr. Orenstein holds a B.A. in Psychology from the University of Maryland and a J.D. from Emory University School of Law.

Trisha Price has served as our Chief Product Officer since August 2019 and previously served as our Executive Vice President, Product Development and Engineering from July 2016 to August 2019 and our Vice President, Product Development and Engineering from April 2016 to June 2016. Ms. Price previously held various positions at Primatics Financial, a financial technology company, serving as Head of Global Sales from December 2015 to April 2016, Vice President, West Coast Sales and Operations from November 2014 to December 2015, Vice President, Products from May 2013 to November 2014 and Director, Product Management from August 2009 to May 2013. Ms. Price also held various positions at Fannie Mae, a U.S. government-sponsored financial services company, serving as Director, Securities Accounting from May 2008 to June 2009 and as Senior Project Manager, Accounting Operations from June 2006 to May 2008. Ms. Price holds a B.S. in Mathematics and Mathematics Education from North Carolina State University and an ALM in Extension Studies; Software Engineering from Harvard University.

David Rudow has served as our Chief Financial Officer since October 2019. Prior to joining nCino, Mr. Rudow served as Senior Vice President, Finance at CentralSquare Technologies, a software company, from January 2018 to October 2019, where he was responsible for finance, treasury, facilities, M&A integration and analytic reporting. Mr. Rudow was a Senior Equity Analyst at Thrivent Asset Management, an asset management firm, from May 2007 to April 2017. Prior to that, Mr. Rudow held Senior Analyst positions at various investment banking and financial services firms, including Piper Jaffray and J.P. Morgan. Mr. Rudow is also a Certified Public Accountant and previously served as a Senior Tax Associate at global accounting and consulting firms KPMG in 1996 and PricewaterhouseCoopers from 1994 to 1996. Mr. Rudow holds a B.S. in Business Administration and Accounting from the University of Illinois, Chicago and an MBA in Finance and Accounting from the University of Chicago, Booth School of Business.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in the section titled “Executive Compensation,” we describe below the transactions since February 1, 2020 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement, dated as of February 12, 2015, as amended (“IRA”), which provides, among other things, that such investors party thereto have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. All fees, costs and expenses incurred in connection with the registration of registrable securities, including reasonable fees and disbursements of one special counsel to the selling stockholders, will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered. The registration rights terminate upon the fifth anniversary of the completion of our initial public offering (the “IPO”).

Transactions with Salesforce

Salesforce, a software solution provider for the Company, is also an equity holder in the Company. Pursuant to our agreement with Salesforce (the “Salesforce Agreement”), when we sell our client onboarding, loan origination, and/or deposit account opening applications, we include a subscription to the underlying Salesforce Platform and remit a subscription fee to Salesforce. In exchange, Salesforce provides the hosting infrastructure and data center for these applications, as well as configuration, reporting, and other functionality within the Salesforce Platform. In addition, under the Salesforce Agreement, we are an authorized reseller of Salesforce’s CRM functionality to certain financial institutions in the United States. Our original agreement with Salesforce was entered into in December 2011. On June 19, 2020, this agreement was superseded and replaced by the Salesforce Agreement which expires on June 19, 2027 unless earlier terminated by either party in the event of the other party’s material breach, bankruptcy, change in control in favor of a direct competitor, or intellectual property infringement. The Salesforce Agreement automatically renews for additional one-year periods thereafter unless notice of termination is provided. Total costs related to the Salesforce Agreement were $34.8 million for fiscal year 2021.

The Company also purchases services from Salesforce to assist in managing the sales cycle, customer relationship management and other internal business functions. Total payments to Salesforce for these services recorded to expenses were $1.2 million for fiscal year 2021 and $1.3 million was in prepaid expenses and other current assets for fiscal 2021. Accounts payable to Salesforce were $4.4  million and were included in accounts payable, related parties for fiscal 2021.

Employment Arrangement with an Immediate Family Member of our President, Chief Executive Officer and Director

Corinne Naudé is a Regional VP Japan Sales and Business Development and the daughter-in-law of Pierre Naudé, our President and Chief Executive Officer. Her total compensation for fiscal 2021 was approximately $391,000, of which $65,000 related to expatriate assignment compensation and related tax gross-ups and $107,500 resulted from restricted stock units (“RSU”) granted in connection with her expatriate assignment determined on the grant date fair value of the award. Pierre W. Naudé is a Regional VP Japan Customer Success and the son of Pierre Naudé, our President and Chief Executive Officer. His total compensation for fiscal 2021 was approximately $331,000, of which $65,000 related to expatriate assignment compensation and related tax gross-ups and $107,500 resulted from RSUs granted in connection with his expatriate assignment determined on the grant date fair value of the award. Petra Sheaffer is a Manager—Technology Partners and is the daughter of Pierre Naudé, our President and Chief Executive Officer. Her total compensation for fiscal 2021 was approximately $182,000.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for the review, approval and oversight of any “related party transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We have adopted a written related party transaction policy. Under our related party transaction policy, our management is required to submit any related person transaction not previously approved or ratified by our audit committee to our audit committee. In approving or rejecting the proposed transactions, our audit committee takes into account all of the relevant facts and circumstances available.

DIRECTOR COMPENSATION

In connection with our IPO, the board of directors engaged Radford, an independent executive compensation consultant that is part of the Rewards Solutions practice at Aon, to provide advice on non-employee director compensation. Following a review of market data presented by Radford, in February 2020, the board of directors approved the following non-employee director compensation program:

●	Equity Compensation

o

Annual RSU award with a grant date fair value of $150,000 granted at each annual meeting of stockholders and vesting on the one-year anniversary of the grant date, subject to the director’s continued service.

o

One-time “initial” RSU award with a grant date fair value of $300,000 granted to new non-employee members of the board of directors and vesting annually over three years, subject to the director’s continued service on the applicable vesting date.

●	Cash Compensation

o	Annual Cash Retainer—Chair: $55,000; Member: $30,000

o	Audit Committee—Chair: $20,000; Member: $10,000

o	Compensation Committee—Chair: $12,000; Member: $6,000

o	Nominating & Corporate Governance Committee—Chair: $8,000; Member: $4,000

Pursuant to the non-employee director compensation program described above, on June 8, 2020, the compensation committee of the board of directors approved equity awards to the non-employee directors as follows: Messrs. Collins and Doyle and Ms. Kilday received initial RSU awards with a grant date fair value equal to $300,000; and each of the Company’s non-employee directors received a pro-rated annual RSU award with a grant date fair value of $50,000, reflecting service from February 2020 to May 2020, and an annual equity award with a grant date fair value of $150,000. The initial RSU award granted to Messrs. Collins and Doyle and Ms. Kilday will vest annually over three years from February 1, 2020 and the annual equity grant awarded to each of the non-employee directors will vest on the one-year anniversary of the grant date, in each case, subject to the director’s continued service through the applicable vesting date. The pro-rated equity award granted to each of the non-employee directors vested upon the occurrence of our IPO.

In addition to the above director compensation program, Mr. Lake receives compensation for consulting services provided to the Company pursuant to a consulting agreement entered into between the Company and Mr. Lake in fiscal 2018. Under the consulting agreement, Mr. Lake receives an annual consulting fee of $30,000.

Fiscal 2021 Director Compensation Table

The following table sets forth information for the fiscal year ended January 31, 2021 regarding the compensation awarded to, earned by or paid to our non-employee directors.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation(2)	Total ($)

Steven Collins	54,000		500,000	—	—	554,000

Jon Doyle	34,000		500,000	—	—	534,000

Jeffrey Horing	30,000	(3)	200,000	—	—	230,000

Pam Kilday	45,000		500,000	—	—	545,000

Spencer Lake	45,000		200,000	—	30,000	275,000

Jeffrey Lunsford	67,000		200,000	—	—	267,000

William Ruh	40,000		200,000	—	—	240,000

(1)

Amounts reported in the stock awards column reflect the grant date fair value of each RSU award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”), excluding the effect of estimated forfeitures. The amounts reported are calculated based on the Company’s fair market value on the date of grant multiplied by the number of shares subject to the RSU award. As of January 31, 2021, our non-employee directors had equity awards outstanding with respect to the following number of shares: Mr. Collins—RSUs, 22,500; Mr. Doyle—RSUs, 22,500; Mr. Horing—RSUs, 7,500; Ms. Kilday—RSUs, 22,500; Mr. Lake—RSUs, 7,500 and stock options, 54,600; Mr. Lunsford—RSUs, 7,500; and Mr. Ruh—RSUs, 7,500.

(2)	Consists of consulting fees received by Mr. Lake pursuant to his consulting agreement with the Company.

(3)	The fees earned and paid in cash for Mr. Horing were paid to Insight Venture Management LLC.

EXECUTIVE COMPENSATION

The following is a discussion of fiscal year 2021 compensation arrangements of our named executive officers. As an “emerging growth company” (as defined in the JOBS Act), we are not required to include a Compensation Discussion and Analysis and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Overview

Our executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. New-hire executive officers’ compensation is primarily determined based on the negotiations of the parties as well as our historical compensation practices. For fiscal year 2021, the material elements of our executive compensation program were base salary, an annual cash bonus, and RSUs. In connection with our IPO, we retained Radford to help advise on our executive compensation program.

This section provides a discussion of the compensation paid or awarded to our President & Chief Executive Officer and our two other most highly compensated executive officers serving as of January 31, 2021, the end of fiscal year 2021. We refer to these individuals as our “named executive officers.” For fiscal year 2021, our named executive officers were:

●	Pierre Naudé, President & Chief Executive Officer;

●	Greg Orenstein, Chief Corporate Development & Legal Officer and Secretary; and

●	Josh Glover, Chief Revenue Officer.

Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each executive officer’s scope of responsibility and accountability to us. The Company’s practice is to increase base salaries effective as of the anniversary date of the named executive officer’s employment with the Company. For fiscal 2021, Mr. Naudé’s base salary was increased from $412,500 to $430,000, Mr. Orenstein’s base salary was increased from $268,000 to $300,000 and Mr. Glover’s base salary was increased from $205,000 to $230,000. Please see the “Salary” column in the Fiscal 2021 Summary Compensation Table for the base salary amounts received by each named executive officer in fiscal 2021.

Annual Cash Bonuses

We provide our senior leadership team with short-term incentive compensation through an annual cash bonus program. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps create a “pay for performance” culture. Our annual cash bonus program provides cash incentive award opportunities based on the achievement of performance goals approved by our board of directors at the beginning of each fiscal year.

The payment of awards under the fiscal year 2021 annual cash bonus program applicable to the named executive officers was subject to the attainment of goals relating to net annual contract value

(“ACV”), determined based on bookings from contracts entered into during the fiscal year, the Company’s total non-GAAP gross margin and the Company’s total revenues. Under the fiscal year 2021 annual cash bonus program, net ACV was weighted 50%, non-GAAP gross margin was weighted 30% and total Company revenues were weighted 20%.

The fiscal year 2021 bonus targets as a percentage of base salary for Messrs. Naudé, Orenstein and Glover were 100%, 50% and 100%, respectively. Based on our fiscal year 2021 performance, the Company awarded payouts under our annual cash bonus program in a total payout of 108.32% of the target bonus opportunity. Please see the “Non-Equity Incentive Plan Compensation” column in the Fiscal 2021 Summary Compensation Table for the amount of the annual bonus paid to each named executive officer with respect to fiscal 2021.

Equity Awards

To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, we provide equity compensation to our executive officers. In fiscal year 2021, Messrs. Naudé, Orenstein and Glover received an RSU grant with respect to 128,053, 70,688 and 54,375 shares of our common stock, respectively. These RSUs vest on the later of the satisfaction of a service-based vesting condition and the occurrence of a liquidity event. The service-based vesting condition is satisfied with respect to 25% of the shares subject to the RSU award on each of the first four anniversaries of the vesting commencement date, subject to the executive officer’s continued employment through the applicable service-based vesting date. In order for the award to vest, a liquidity event must occur prior to the seventh anniversary of the grant date. Our IPO constituted a liquidity event for the fiscal year 2021 RSU awards and, although that vesting condition has been satisfied, the awards remain subject to the service-based vesting condition under the terms of the award agreements.

Please see “Outstanding Equity Awards at Fiscal 2021 Year-End” for a summary of the outstanding equity awards held by each of the named executive officers as of fiscal 2021 year-end.

Fiscal 2021 Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed in fiscal year 2021 and, to the extent required by applicable SEC disclosure rules, fiscal year 2020.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Pierre Naudé, President & Chief Executive Officer	2021	430,000	—	2,561,060	465,780	21,144	3,477,984
	2020	412,500	—	2,175,000	213,881	11,676	2,813,057

Greg Orenstein, Chief Corporate Development & Legal Officer and Secretary	2021	278,667	—	1,413,760	150,945	13,439	1,856,811

Josh Glover, Chief Revenue Officer	2021	230,000	10,000	1,087,500	249,090	14,225	1,590,815
	2020	205,000	—	1,087,500	212,585	6,887	1,511,972

(1)	The amount reported represents a one-time spot bonus for Mr. Glover.

(2)

The amounts reported represent the grant date fair value of RSUs calculated in accordance with ASC 718, excluding the effect of estimated forfeitures. The grant date fair value was calculated based on the fair market value of a share of Company common stock as of the grant date.

(3)

The amounts reported for fiscal year 2021 represent payouts under the Company’s annual cash bonus program based on performance with respect to goals relating to net ACV, total non-GAAP gross margin, and total revenues, as further described above.

(4)

The amounts reported in this column for fiscal year 2021 consist of (i) a cell phone allowance for each of the named executive officers and a related tax reimbursement of $1,289 for Mr. Naudé, (ii) matching contributions under the Company’s 401(k) plan for each of the named executive officers, (iii) home office allowances for each of the named executive officers and related tax reimbursements of $170, $154 and $171 for Messrs. Naudé, Orenstein and Glover, respectively, (iv) life insurance premiums paid by the Company for Mr. Naudé and a related tax reimbursement of $1,517, (v) a childcare allowance for Mr. Glover and a related tax reimbursement of $854, and (vi) annual fees for credit cards paid by the Company for Mr. Naudé and a related tax reimbursement of $422.

Outstanding Equity Awards at Fiscal 2021 Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of January 31, 2021.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Pierre Naudé	2/1/2017	500,000	250,000	4.98	2/1/2027	—	—

	8/15/2019	—	—	—	—	75,000	5,377,500

	6/8/2020	—	—	—	—	128,053	9,181,400

Greg Orenstein	11/1/2015	166,340	—	2.45	11/1/2025	—	—

	2/1/2017	35,608	50,000	4.98	2/1/2027	—	—

	8/15/2019	—	—	—	—	26,250	1,882,125

	6/8/2020	—	—	—	—	70,688	5,068,330

Josh Glover	2/1/2017	112,004	80,134	4.98	2/1/2027	—	—

	8/15/2019	—	—	—	—	37,500	2,688,750

	6/8/2020	—	—	—	—	54,375	3,898,688

(1)	These options vest in 25% annual increments commencing on the first anniversary of the grant date, subject to the named executive officer’s continued employment through the applicable vesting date.

(2)

These RSUs vest with respect to 25% of the shares subject to the RSU award on each of the first four anniversaries of the grant date or, with respect to the RSU awards granted on August 15, 2019, on the first four anniversaries of August 1, 2019, subject to the named executive officer’s continued employment through the applicable vesting date.

(3)	The market value of shares or units that have not vested reflects a stock price of $71.70, our closing stock price on January 29, 2021, the last trading day of fiscal year 2021.

Employment Arrangements

In connection with our IPO, we entered into new employment agreements with each of our named executive officers, the material terms of which are set forth below. The severance terms were determined after a review of market data presented by Radford.

Under the new employment agreements, in the event of a termination of employment due to the named executive officer’s death or disability, the named executive officer will be entitled to a pro-rated bonus for the year of termination, based on actual performance and pro-rated for the portion of the year the named executive officer was employed. Subject to the named executive officer’s execution of a release of claims in favor of the Company, in the event of a termination by the Company without cause or by the executive due to good reason prior to or more than one year following a change in control, each as defined in the applicable employment agreement, each named executive officer would be entitled to (i) severance payments over a specified severance period equal to the base salary the named executive officer would have received during such severance period, (ii) a pro-rated bonus for the year of termination, based on actual performance and pro-rated for the portion of the year the named executive officer was employed, and (iii) reimbursements for healthcare continuation coverage during the severance period, subject to earlier termination in the event the executive officer becomes eligible for alternative health coverage. The severance period is 12 months for Messrs. Naudé and Orenstein and six months for Mr. Glover. If the named executive officer experiences a termination of employment on or during the one-year period following a change in control of the Company, then, in lieu of the benefits set forth above, the executive will receive a severance payment equal to a severance multiple multiplied by the sum of the executive’s annual base salary and target bonus, and the period for healthcare continuation coverage will be 18 months for Mr. Naudé and 12 months for Messrs. Orenstein and Glover. The severance multiple for a termination of employment within one-year following a change in control of the Company is one and a half for Mr. Naudé and one for Messrs. Orenstein and Glover. In addition, under the terms of the employment agreements, if the payments and benefits to a named executive officer under his employment agreement or another plan, arrangement or agreement would subject the named executive officer to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in the named executive officer receiving a higher net after-tax amount.

In addition, consistent with the terms of certain of the Company’s pre-existing compensation arrangements, in the event that either (i) the named executive officer is employed by the Company as of a change in control of the Company or (ii) the employment of the named executive officer is terminated by the Company without cause or by the executive due to good reason within six months prior to such change in control, any equity awards held by the named executive officer as of the effective date of the new employment agreements described above will vest upon such change in control. For equity awards granted following the effective date of the new employment agreements, unless otherwise provided for in an award agreement, such equity awards will vest in the event of a termination of employment by the Company without cause or due to good reason on or within one year following a change in control.

At the time the named executive officer entered into the above-described employment agreement with the Company, the named executive officer also entered into a non-disclosure, restrictive covenants and assignment of invention agreement with restrictive covenants relating to non-competition and non-solicitation of customers and employees, during employment and for 12 months following a termination of employment for Messrs. Naudé and Orenstein and for six months following a termination of employment for Mr. Glover.

401(k) Plan

The Company maintains a tax-qualified 401(k) savings plan which allows participants to defer eligible compensation up to the maximum amount allowed under Internal Revenue Service guidelines and provides for a discretionary matching contributions by the Company. In fiscal 2021, the Company matched each employee’s contributions at 40% of the first 6% of eligible compensation, up to applicable Internal Revenue Service limits for February through April 2020 and then increased the match to 60% of the first 6% of eligible compensation for the remainder of the fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2021 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders(1)	7,315,308	(2)	$6.00	(3)	15,252,009	(4)

Equity compensation plans not approved by security holders	—		—		—

Total	7,315,308		$6.00		15,252,009

(1)	Includes our 2019 Amended and Restated Equity Incentive Plan, Employee Stock Purchase Plan and 2014 Omnibus Stock Ownership and Long Term Incentive Plan.

(2)

Includes 5,467,012 shares issuable pursuant to outstanding stock options and 1,848,296 shares issuable pursuant to outstanding restricted stock units under our 2019 Amended and Restated Equity Incentive Plan and 2014 Omnibus Stock Ownership and Long Term Incentive Plan.

(3)	Excludes restricted stock units which have no exercise price.

(4)

Includes 13,452,009 shares available for issuance under our 2019 Amended and Restated Equity Incentive Plan and 1,800,000 shares available for issuance under our Employee Stock Purchase Plan. Our 2019 Amended and Restated Equity Incentive Plan provides that the number of shares of our common stock reserved for issuance under the plan will automatically increase on the first day of each fiscal year, beginning with the fiscal year ending January 31, 2022 and continuing until (and including) the fiscal year ending January 31, 2031, by an amount equal to the lesser of (i) 5% of the shares of our common stock issued and outstanding on January 31 of the immediately preceding fiscal year or (ii) an amount determined by our board of directors. Our Employee Stock Purchase Plan provides that the number of shares of our common stock available for future issuance under the plan will automatically increase on the first day of each fiscal year, beginning with the fiscal year ending January 31, 2022 and continuing until (and including) the fiscal year ended January 31, 2031, by an amount equal to the lesser of (i) 1% of the shares of our common stock issued and outstanding on January 31 of the immediately preceding fiscal year, (ii) 1,800,000 shares of our common stock or (iii) an amount determined by our board of directors.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2022

Our board of directors and the audit committee are asking our stockholders to ratify the appointment by the audit committee of ERNST & YOUNG LLP (“EY”), as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending January 31, 2022. Stockholder ratification of such selection is not required by our Amended and Restated Bylaws or any other applicable legal requirement. However, our board of directors is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to continue to retain EY for the fiscal year ending January 31, 2022. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change should be made.

EY has audited our financial statements since 2017. A representative of EY is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.

Principal Accountant Fees and Services

The following table sets forth the fees billed for professional audit services and other services rendered to the Company by Ernst & Young LLP for the fiscal years ended January 31, 2021 and 2020.

	Years Ended January 31,
	2021	2020

Audit fees(1)	$1,908,000	$1,770,000

Audit-related fees(2)	52,000	—

Tax fees(3)	5,000	104,000

All other fees	—	—

Total fees	$1,965,000	$1,874,000

(1)

Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for fiscal 2020 also consisted of professional services rendered in connection with our Registration Statements on Form S-1 related to the initial public offering of our common stock completed in July 2020. Fees for fiscal 2021 also included fees related to our initial public offering and other SEC registration statements.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These include fees for work performed relating to the Company’s readiness for compliance with the Sarbanes-Oxley Act of 2002 with regard to internal controls over financial reporting and the disclosures that are not yet required by the Company in annual reporting with the Securities and Exchange Commission.

(3)	Tax Fees consist of fees billed for tax compliance, consultation and planning services.

Determination of Independence

In considering the nature of the services provided by our independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.

Additional information concerning the audit committee and its activities can be found in the following sections of this proxy statement: “Committee of the Board of Directors” and “Report of the Audit Committee.”

Pre-Approval Policy

According to policies adopted by the audit committee and ratified by our board of directors, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the audit committee. The audit committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors.

The audit committee approved all services provided by EY during the fiscal year ended January 31, 2021. The audit committee has considered the nature and amount of the fees billed by EY and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining EY’s independence.

Recommendation of Our Board of Directors and Audit Committee

OUR BOARD OF DIRECTORS AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2022.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our independent registered public accounting firm and assists our board of directors in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the audit committee:

●	reviewed and discussed our financial statements as of and for the fiscal year ended January 31, 2021 with management and EY;

●	discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

●	received the written disclosures and the letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board; and

●	discussed the independence of EY with that firm.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors, and our board of directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 for filing with the SEC. The audit committee also appointed EY as our independent registered public accounting firm for fiscal year ending January 31, 2022.

Submitted by the audit committee of our board of directors:

Steven Collins, Chair

Pam Kilday

William Ruh

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of the record date:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares;

●	each of our directors;

●	each of our named executive officers; and

●	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the record date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 95,430,387 shares outstanding as of the record date.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o nCino, Inc., 6770 Parker Farm Drive, Wilmington, North Carolina 28405.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

Directors and Named Executive Officers:

Pierre Naudé(1)	949,375	1.0%

Greg Orenstein(2)	248,766	*

Josh Glover(3)	252,706	*

Steven Collins(4)	47,250	*

Jon Doyle(5)	40,000	*

Jeffrey Horing(6)	31,273,647	32.8%

Pam Kilday(7)	11,252	*

Spencer Lake(8)	46,225	*

Jeffrey Lunsford(9)	266,005	*

William Ruh(10)	366,201	*

All executive officers and directors as a group (13 persons)(11)	34,137,418	35.4%

5% Stockholders:

Entities affiliated with Insight Partners(12)	31,210,896	32.7%

Entities affiliated with T. Rowe Price(13)	16,978,294	17.8%

Entities affiliated with Wellington Management(14)	6,738,163	7.1%

Entities affiliated with Salesforce(15)	6,356,420	6.7%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)

Consists of (a) 917,362 shares of common stock held by Mr. Naudé and (b) 32,013 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(2)

Consists of (a) 5,646 shares of common stock held by Mr. Orenstein, (b) 225,448 shares of common stock issuable upon exercise of options held by Mr. Orenstein that are vested and exercisable as of the record date or will become vested and exercisable within 60 days of such date, and (c) 17,672 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(3)

Consists of (a) 87,055 shares of common stock held by Mr. Glover, (b) 152,058 shares of common stock issuable upon exercise of options held by Mr. Glover that are vested and exercisable as of the record date or will become vested and exercisable within 60 days of such date, and (c) 13,593 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(4)

Consists of (a) 39,750 shares of common stock held by Mr. Collins and (b) 7,500 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(5)

Consists of (a) 32,500 shares of common stock held by Mr. Doyle and (b) 7,500 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(6)

Consists of (a) 31,210,896 shares of common stock beneficially held by entities affiliated with Insight Partners as set forth in footnote (12), (b) 36,147 shares of common stock held by Mr. Horing, (c) 19,104 shares held by JPH DE Trust Holding LLC and JPH Private Investments LLC of which Mr. Horing is deemed to be the beneficial owner of the securities owned by JPH DE Trust Holding LLC and JPH Private Investments LLC, and (d) 7,500 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date and for which the liquidity-based vesting condition will be satisfied upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Horing, a member of our board of directors, disclaims beneficial ownership of the shares held of record by each of the affiliated entities of Insight Partners, except to the extent of his pecuniary interest therein, if any.

(7)

Consists of (a) 3,752 shares of common stock held by Ms. Kilday and (b) 7,500 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(8)

Consists of (a) 1,625 shares of common stock held by Mr. Lake, (b) 37,100 shares of common stock issuable upon exercise of options held by Mr. Lake that are vested and exercisable as of the record date or will become vested and exercisable within 60 days of such date, and (c) 7,500 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(9)

Consists of (a) 258,505 shares of common stock held by Mr. Lunsford and (b) 7,500 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(10)

Consists of (a) 358,701 shares of common stock held by Mr. Ruh and (b) 7,500 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(11)

Consists of (a) 33,107,397 shares of common stock beneficially owned by our directors and executive officers, (b) 873,464 shares of common stock issuable upon exercise of options held by our directors and executive officers that are vested and exercisable as of the record date or will become vested and exercisable within 60 days of such date, and (c) 156,557 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(12)

The amount shown is derived from a Schedule 13G filed February 9, 2021, reporting ownership as of December 30, 3020, and includes subsequent distributions made in January 2021 of which the Company is aware. Based on this information, entities affiliated with Insight Partners have shared voting and dispositive power over a total of 31,210,896 shares of common stock.

Mr. Horing, a member of our board of directors, is a member of the board of managers of Insight Holdings Group, LLC (“Holdings”). Holdings is the sole shareholder of Insight Venture Associates IX, Ltd., which in turn is the general partner of Insight Venture Associates IX, L.P., which in turn is the general partner of each of Insight Venture Partners IX, L.P., Insight Venture Partners (Cayman) IX, L.P., Insight Venture Partners (Delaware) IX, L.P. and Insight Venture Partners IX (Co-Investors), L.P. Holdings is also the sole shareholder of Insight Venture Associates X, Ltd., which is the managing member of IVP GP (Venice), LLC, which in turn is the general partner of IVP (Venice), L.P. Holdings is the sole shareholder of Insight Venture Associates Growth-Buyout Coinvestment, Ltd., which in turn is the general partner of Insight Venture Associates Growth-Buyout Coinvestment, L.P., which in turn is the general partner of each of Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P. and Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P.

Mr. Horing disclaims beneficial ownership of the shares held by entities affiliated with Insight Partners, except to the extent of his pecuniary interest therein, if any. The address for these entities is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, NY 10036.

(13)

The amount shown and the following information is derived from a Schedule 13G/A filed February 10, 2021 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price New Horizons Fund, Inc. (the “Fund”), which sets forth Price Associates’ and the Fund’s beneficial ownership as of December 31, 2020. According to the Schedule 13G/A, Price Associates has sole voting power over 2,834,271 shares of common stock and sole dispositive power over 11,923,026 shares of common stock. The Fund has sole voting power over 5,055,268 shares of common stock. According to the Schedule 13G/A, Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. With respect to securities owned by the Fund, only the custodian of the Fund has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of the Fund participate proportionately in any dividends and distributions so paid. The address for these entities is 100 E. Pratt Street, Baltimore, Maryland 21202.

(14)

The amount shown and the following information is derived from a Schedule 13G filed February 2, 2021 by Wellington Management Group LLP (“Wellington Group”), Wellington Group Holdings LLP (“Wellington Holdings”), Wellington Investment Advisors Holdings LLP (“Wellington Advisors Holdings”) and Wellington Management Company LLP (“Wellington Company”), which sets forth the beneficial ownership of each such entity as of December 31, 2020. According to the Schedule 13G, each of Wellington Group, Wellington Holdings, Wellington Advisors Holdings and Wellington Company each hold shared voting and shared dispositive power over 6,738,163 shares of common stock. The address of each of these entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(15)

The amount shown and the following information is derived from a Schedule 13G/A filed April 20, 2021 by Salesforce which sets forth Salesforce’s beneficial ownership as of April 13, 2021. According to the Schedule 13G, Salesforce has the sole voting and sole dispositive power over 6,356,420 shares of common stock which is beneficially owned by Salesforce Ventures LLC (“Salesforce Ventures”). The address of Salesforce and Salesforce Ventures is Salesforce Tower, 415 Mission Street, 3rd Floor, San Francisco, California 94105.

DELINQUENT SECTION 16(a) REPORTS

The members of the Board, the executive officers of the Company and persons who hold more than 10% of our common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended January 31, 2021, the Section 16(a) filing requirements were complied with by all the Reporting Persons during and with respect to such year, with the exception of the following: (i) an Initial Statement of Beneficial Ownership of Securities on Form 3 for Ms. Sellers that inadvertently omitted the disclosure of four stock options held by Ms. Sellers’ spouse, and for which a Form 3 amendment was filed on July 24, 2020 to disclose such holdings; and (ii) a late Form 4 for each of Jonathan Doyle, Pamela Kilday, Steven A. Collins and William J. Ruh (each filed on January 15, 2021) related to the settlement of an award of restricted stock units into common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file electronically with the SEC our annual, quarterly and current reports, proxy statements and other information. We make available on the investor relations page of our website at https://investor.ncino.com/investor-relations, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.

You should rely on the information contained in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 28, 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

FORM 10-K

We will make available, on or about May 28, 2021, the proxy materials, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2021, at www.proxyvote.com. We will also make available, solely for your reference and by courtesy, our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 on the investor relations page of our website at https://investor.ncino.com.

We will also provide, free of charge, to each person to any stockholder of record or beneficial owner of our common stock as of the record date, upon the written or oral request of any such persons, a copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 as filed with the SEC. Requests for such copies should be addressed to our Corporate Secretary at the address below:

nCino, Inc.

6770 Parker Farm Drive

Wilmington, North Carolina 28405

Attention: Chief Corporate Development & Legal Officer and Secretary

Telephone: (888) 676-2466

Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.

OTHER MATTERS

We have no knowledge of any other matters that may come before the Annual Meeting and do not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, our representatives will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
NCINO, INC.
6770 PARKER FARM DRIVE WILMINGTON, NC 28405
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on July 14, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/NCNO2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by
11:59 p.m. Eastern Time on July 14, 2021. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D55188-P58485
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
NCINO, INC.
For Withhold
For All
To withhold authority to vote for any individual
The Board of Directors recommends you vote FOR the following:
All
All
Except
nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.
1.    Election of Directors
!    ! !
Nominees:
01)     Pierre Naudé
02)     William Ruh
03)     Pam Kilday The Board of Directors recommends you vote FOR the following proposal: 2.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscalyear ending January 31, 2022. For Against Abstain ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]    Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
D55189-P58485
NCINO, INC.
Annual Meeting of Stockholders
July 15, 2021 10:00 AM
This proxy is solicited by the Board of Directors
The undersigned stockholder(s) hereby appoint(s) Pierre Naudé and Greg Orenstein, or either of them, as proxies, each with the power to appoint his substitute, and authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NCINO, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live audio webcast at 10:00 a.m. Eastern Time on July 15, 2021 at www.virtualshareholdermeeting.com/NCNO2021, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side